Pomeroy Computer Resources, Inc.
                 Exhibit 11 - Computation of Earnings Per Share
                    (in thousands, except per share amounts)


                                                   Fiscal  Years
                                              ------------------------
                                               1996    1997     1998
                                              ------  -------  -------
BASIC
Weighted average common shares
outstanding                                    7,834   11,052   11,466
                                              ======  =======  =======

Net income                                    $6,232  $16,313  $20,144
                                              ======  =======  =======

Net income per common share                   $ 0.80  $  1.48  $  1.76
                                              ======  =======  =======

DILUTED
Weighted average common shares
outstanding                                    7,834   11,052   11,466

Dilutive effect of stock options outstanding
during the period                                272      315      285

                                              ======  =======  =======
Total common and common equivalent
shares                                         8,106   11,367   11,751
                                              ======  =======  =======

Net income                                    $6,232  $16,313  $20,144
                                              ======  =======  =======

Net income per common share                   $ 0.77  $  1.44  $  1.72
                                              ======  =======  =======

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